Exhibit 10.18

COLONIAL BANK, FSB
EXECUTIVE RETIREMENT INCENTIVE PLAN

This Executive Retirement Income Plan (the Plan”), effective January 1, 2011 (the “Effective Date”), formalizes the understanding by and between Colonial Bank, FSB, a federally chartered stock savings bank (the “Bank”), and certain of its executives, herein after referred to as “Executive(s).”  The Plan shall at all times satisfy Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder.

Article I
Purpose

The purpose of this Executive Retirement Incentive Plan (the “Plan”) is to provide supplemental retirement income to eligible participants who receive annual incentive awards of deferred compensation based on satisfaction of certain pre-determined benchmarks defined in the business plan of Colonial Bank, FSB (the “Bank”). This Plan formalizes the understanding by and between Colonial Bank, FSB (the “Bank”) and certain executive officers of the Bank that are eligible to participate in the Plan.  The Bank shall at all times satisfy Code Section 409A, and the provisions of the Plan shall be construed to effectuate such intentions.

Article II
Definitions

In this document, whenever the context so indicates, the singular or the plural number and the masculine or feminine gender shall be deemed to include the other, the terms “he,” “his,” and “him,” shall refer to a Participant or a beneficiary of a Participant, as the case may be, and, except as otherwise provided, or unless the context otherwise requires, the capitalized terms shall have the following meanings:

2.1           Account.  “Account” means the Account as maintained by the Bank in accordance with Article IV with respect to any deferral of Incentive Awards pursuant to this Plan.  An Executive’s Account shall be utilized solely as a device for the determination and measurement of the amounts to be paid to the Executive pursuant to the Plan.  An Executive’s Account shall not constitute or be treated as a trust fund of any kind.

2.2           Bank.  “Bank” means Colonial Bank, FSB, located in Vineland, New Jersey, or any successor to the business thereof, and any affiliated or subsidiary corporations designated by the Board.

2.3           Base Salary.  “Base Salary” means the Executive’s basic annual salary for the applicable Plan Year.

2.4           Beneficiary.  “Beneficiary”  means the person or persons (and their heirs) designated as a Beneficiary in an Executive’s Beneficiary Designation (attached as Exhibit B) to whom the deceased Executive’s benefits are payable.  If no Beneficairy is so designated, then the estate of the Executive shall be deemed the Beneficiary.

2.5           Board.  “Board” means the Board of Directors of the Bank.

2.6           Change in Control. “Change in Control” of the Company or the Bank shall mean  (i) a change in the ownership of the Company or the Bank, (ii) a change in the effective control of the Company or the Bank, or (iii) a change in the ownership of a substantial portion of the assets of the Company or the Bank.  For these purposes, a change in ownership of a corporation occurs on the date that any one person, or more than one person acting as a group acquires, ownership of stock of the Company or the Bank that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation.  For these purposes, a change in ownership will not be deemed to have occurred if no stock of the Company or the Bank is outstanding.  A change in the effective control of the Company or the Bank occurs on the date that either (i) any one person, or more than one person acting as a group acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company or the Bank possessing 30 percent or more of the total voting power of the stock of such Company or the Bank, or (ii) a majority of the members of the Company or the Bank’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company or the Bank’s board of directors prior to the date of the appointment or election, provided that this sub-section “(ii)” is inapplicable where a majority shareholder of the Company or the Bank is another corporation.  In the absence of an event described in “(i)” or “(ii)” of the preceding sentence, a change in the effective control of the Company or the Bank will not have occurred.  A change in a substantial portion of the Company or the Bank’s assets occurs on the date that any one person or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company or the Bank that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company or the Bank, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.  For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Section 409A of the Code.

                2.7           Code.  “Code” means the Internal Revenue Code of 1986, as amended.

2.8           Committee.  “Committee” means the Committee appointed to administer the Plan pursuant to Article V.

2.9           Company.  “Company” means Colonial Financial Services, Inc., a Maryland corporation and the holding company of the Bank.

2.10         Early Retirement Age.  “Early Retirement Age” means age sixty (60).

2.11         Executive.  “Executive” means an executive officer who is designated by the Board to participate in the Plan.  Individuals initially designated by the Board to participate in the Plan are identified on Schedule A attached hereto.  Persons who become eligible following the adoption of the Plan shall be set forth on Schedule A upon designation by the Board.

2.12         Disability.  An Executive shall be considered “Disabled” if the Executive:

(a)           is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or last for a continuous period of not less than 12 months; or

(b)           by reason of any medically determinable physical or mental impairment which can be expected to result in death, or last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Executive’s employer.

(c)            is determined to be disabled by the Social Security Administration.

2.13         Incentive Award.  “Incentive Award” means an award made by the Bank to an Executive on the basis of satisfaction of certain pre-determined goals set by the Board during or prior to the first quarter of calendar year and communicated to the Executive by the Bank.

2.14         Normal Retirement Age.  “Normal Retirement Age” means age sixty-five (65).

2.15         Normal Retirement Benefit.  “Normal Retirement Benefit” means a benefit equal to one hundred percent (100%) of Executive’s Account.

2.16         Plan Year.  “Plan Year” means the period from January 1 to December 31.

2.17         Prime Rate.  “Prime Rate” means the “prime rate” published in The Wall Street Journal from time to time reflecting the base rate charged at large U.S. money center commercial banks, provided, however, for purposes of this Plan, the Prime Rate shall never be less than five percent (5%) nor greater than ten percent (10%).

2.18         Retirement Benefit.  “Retirement Benefit” means a benefit payable from the Plan calculated in accordance with Section 3.2 hereof.  If the Executive has more than 20 Years of Service and has attained the Early Retirement Age, the Retirement Benefit shall be the Normal Retirement Benefit.

2.19         Separation from Service.  “Separation from Service” or “Separates from Service” means the Executive’s retirement or other termination of employment with the Bank within the meaning of Code Section 409A.  No Separation from Service shall be deemed to occur due to military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months or, if longer, so long as the Executive’s right to reemployment is provided by law or contract.  If the leave exceeds six months and the Executive’s right to reemployment is not provided by law or by contract, then the Executive shall have a Separation from Service on the first date immediately following such six-month period.

Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the Bank and the Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the employee would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to an amount less than 50% of the average level of bona fide services performed over the immediately preceding 36 months (or such lesser period of time in which the Executive performed services for the Bank).  The determination of whether an Executive has had a Separation from Service shall be made by applying the presumptions set forth in the Treasury Regulations under Code Section 409A.

2.20         Specified Employee  “Specified Employee” means a key employee within the meaning of Code Section 409A and the Treasury regulations issued thereunder.

2.21         Termination for Cause.  “Termination for Cause” shall be determined by the Board of Directors and shall include any of the following: termination because of the Director’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, or willful violation of any law, rule, or regulation (other than minor traffic violations or similar offenses) or final cease-and-desist order.

2.22         Valuation Date.  “Valuation Date” means the last day of each Plan Year and such other dates as determined form time to time by the Committee.

2.23         Vested Account Balance.  “Vested Account Balance” means the aggregate vested percentage of an Executive’s Incentive Awards.

2.24         Years of Service.  “Years of Service” shall be the number of consecutive twelve month periods commencing on the Executive’s initial date of hire through the date on which the Executive has a Separation of Service.  For these purposes, partial Years of Service of less than 6 months shall not be counted.

Article III
Eligibility and Benefits

3.1           Eligibility and Service.

(a)            Eligibility.  Eligibility to participate in the Plan shall be limited to those Executives who are selected to participate by the Board and who complete a Participation Agreement indicating the manner in which any benefit payable hereunder shall be paid.  Such Participation Agreement shall be completed within thirty (30) days of initial eligibility to participate in the Plan.

(b)            Service.  An Executive must have both twenty (20) Years of Service with the Bank and must Separate from Service on or after the Early Retirement Age in order to receive the Normal Retirement Benefit.  If an Executive has a Separation from Service on or after attainment of the Early Retirement Age and after completing at least five (5) Years of Service but less than twenty (20) Years of Service, the Director will be entitled to a Retirement Benefit, but will not be entitled to the Normal Retirement Benefit.  The manner in which the Retirement Benefit is calculated is set forth in Section 3.2 hereof.

3.2           Determination of Benefits.  An Executive who Separates from Service prior to attainment of Early Retirement Age, other than due to death or Disability or following a Change in Control, shall be entitled to a Retirement Benefit in accordance with Section 3.2(a).

(a)            Based on Vesting in Incentive Awards.  An Executive shall vest separately in each Incentive Award received at the rate of twenty percent (20%) per year.

Example: An Executive who has received Incentive Awards for five years shall be vested in his or her Account as follows:

■	100% vested in Incentive Award received in Year One.
■	80% vested in Incentive Award received in Year Two.
■	60% vested in Incentive Award received in Year Three.
■	40% vested in Incentive Award received in Year Four.
■	20% vested in Incentive Award received in Year Five.

(b)           Benefit on Separation from Service after Normal Retirement Age.  If an Executive has a Separation from Service before 20 Years of Service, his benefit will be calculated in accordance with Section 3.2(a) above.  If the Executive has a Separation from Service after attainment of Early Retirement Age or Normal Retirement Age and 20 Years of Service, he or she will be entitled to the Normal Retirement Benefit.

(c)           Benefit in the Event of Death or Disability.  In the event of an Executive’s death or Disability during employment, the Executive will become 100% vested in his or her Incentive Awards and Account balance, without regard to whether the Executive has attained the Early Retirement Age or Normal Retirement Age and 20 Years of Service.

(d)           Benefit in the event of a Change in Control.  In the event of the occurrence of a Change in Control during an Executive’s employment, the Executive will become 100% vested in his or her Account balance, without regard to whether the Executive has attained the Early Retirement Age or Normal Retirement Age and 20 Years of Service.  Notwithstanding anything herein to the contrary, if the payment of the benefit hereunder, when aggregated with the other payments to which the Executive would be entitled that are contingent on the Change in Control, would cause an Executive to have an “excess parachute payment” under Code Section 280G, the benefit payable hereunder shall be reduced to avoid such excess parachute payment.

(e)           Benefit in the Event of Termination for Cause.  In the event of an Executive’s Termination for Cause, any benefit to which the Executive is entitled hereunder shall be forfeited.

3.3          Time and Manner of Payment

(a)           The benefits paid under Sections 3.2(a) on Separation from Service shall be paid in annual installments over a 15 year period (with interest at the Prime Rate) if the Executive has a Separation from Service on or after age 60 and over a 5 year period (with interest at the Prime Rate) if the Executive has a Separation from Service prior to age 60).  Notwithstanding the foregoing, if the Executive makes a timely election on his Participation Agreement, the Executive’s vested Account will be paid in a lump sum rather than in installments.  In the event Executive is a Specified Employee, the benefit payable hereunder, or the initial installment thereof, shall be paid on the first day of the seventh month following Separation from Service, and except in the case of a lump sum distribution, shall be payable thereafter on each annual anniversary of such date.  The benefit payable to an Executive who is not a Specified Employee shall be payable commencing on the first business day of the month following the month in which the Executive has a Separation from Service, and except in the case of a lump sum distribution, shall be payable thereafter on each annual anniversary of such date.

(b)           The benefits paid under Section 3.2(b) due to death or Disability shall be paid in annual installments over a 15 year period (with interest at the Prime Rate) or, in the event the Executive has made a timely election for a lump sum payment on death or Disability, in a lump sum, commencing within sixty days of death or the determination of Disability.

(c)           The benefits paid under Section 3.2(c) upon the occurrence of a Change in Control shall be paid to the Executive in a lump sum on the effective date of the Change in Control, regardless of whether the Executive has had a Separation of Service.  If an Executive has Separated from Service prior to a Change in Control and a Change in Control occurs while the Executive is receiving benefits hereunder, the remaining benefit due to the Executive shall be paid in a lump sum on the effective date of the Change in Control.

Article IV
Incentive Award Accounts

4.1           Accounts.  For record keeping purposes only, an Account shall be maintained for each Executive.  Separate subaccounts shall be maintained to the extent necessary to properly reflect the Executive’s total Account balance.

4.2           Determination of Accounts.   An Executive’s Account as of each Valuation Date will consist of the Incentive Awards granted to the Executive, plus earnings thereon at the Prime Rate, and decreased by distributions, since that Valuation Date.

4.3           Crediting of Interest.   The Committee will credit the Executive’s Account with earnings on a monthly basis.  The interest credited to each Account will be a rate of interest equal to the Prime Rate.

4.4           Statement of Accounts.  The Committee shall submit to each Executive, within ninety (90) days after the end of the calendar year, a statement setting forth the balance to the credit of the Account maintained for the Executive as of the immediately preceding calendar year.  Said statement shall also reflect the vested balance in the Executive’s Account, as determined in accordance with Section 3.2(a) hereof.

Article V
Administration

5.1           Committee; Duties.  This Plan shall be administered by the Committee, which shall be appointed by the Board.  The Committee shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with the Plan.  A majority vote of the Committee members shall control any decision.

5.2           Agents.  The Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Bank.

5.3           Binding Effect of Decisions.  The decision or action of the Committee in respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules of regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

5.4           Indemnity of Committee. The Bank shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.

Article VI
Claims Procedure

6.1           Claim.  Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee, which shall respond in writing within thirty (30) days.

6.2           Denial of Claim.  If the claim or request is denied, the written notice of denial shall state:

(a)           The reasons for denial, with specific reference to the Plan provisions on which the denial is based.

(b)           A description of any additional material or information required and an explanation of why it is necessary.

(c)           An explanation of the Plan’s claim review procedure.

6.3           Review of Claim.  Any person whose claim or request is denied or who has not received a response within thirty (30) days may request review by notice given in writing to the Committee.  The claim or request shall be reviewed by the Committee who may, but shall not be required to, grant the claimant a hearing.  On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

6.4           Final Decision.  The decision on review shall normally be made within sixty (60) days.  If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be one hundred twenty (120) days.  The decision shall be in writing and shall state the reasons and the relevant Plan provisions.

6.5           Arbitration. If a claimant continues to dispute the benefit denial based upon complete performance of this Plan or the meaning and effect of the terms and conditions thereof, then the claimant may submit the dispute to mediation, administered by the American Arbitration Association (“AAA”) (or a mediator selected by the parties) in accordance with the AAA’s Commercial Mediation Rules.  If mediation is not successful in resolving the dispute, it shall be settled by arbitration administered by the AAA under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

Article VII
Amendment and Termination of the Plan

7.1           Amendment.  The Board may at any time amend the Plan in whole or in part, provided, however, that no amendment shall be effective to decrease or restrict the amount accrued to the date of the amendment in any Account maintained under the Plan.

7.2           Bank’s Right to Terminate.  The Board may at any time partially or completely terminate the Plan if, in its judgment, the tax, accounting, or other effects of the continuance of the Plan, or potential payments thereunder, would not be in the best interests of the Bank.

(a)           Partial Termination.  The Board may partially terminate the Plan by discontinuing Incentive Awards.  In the event of such a partial termination, the Plan shall continue to operate and be effective with regard to Incentive Awards made prior to the effective date of such partial termination.

(b)           Complete Termination.  The Bank may, in its discretion, elect to terminate the Plan in any of the following three (3) circumstances and accelerate the payment of the entire unpaid balance or payments of the Executive’s benefits as if the Executive experienced a Separation from Service on the date of such termination in accordance with Code Section 409A:

(i)           The Administrator may terminate the Plan within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Executive’s gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(ii)           The Board may terminate the Plan within the thirty (30) days preceding a Change in Control (but not following a Change in Control), provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Bank are terminated so that the Executive and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date of the termination of the arrangements.  For these purposes, “Change in Control” shall be defined in accordance with the Treasury Regulations under Code Section 409A.

(iii)           The Board may terminate the Plan provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) all arrangements sponsored by the Bank that would be aggregated with this Plan under Treasury Regulations Section 1.409A-1(c) if the Executive covered by this Plan was also covered by any of those other arrangements are also terminated; (iii) no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within twelve (12) months of the termination of the arrangement; (iv) all payments are made within twenty-four (24) months of the termination of the arrangements; and (v) the Bank does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations Section 1.409A-1(c) if the Executive participated in both arrangements, at any time within three years following the date of termination of the arrangement.

Article VIII
Miscellaneous

8.1           Unfunded Plan.  This Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of management or highly compensated employees.  This Plan is not intended to create an investment contract, but to provide tax planning opportunities and retirement benefits to eligible individuals who have elected to participate in the Plan.  Eligible individuals are select members of management who, by virtue of their position with the Bank, are uniquely informed as to the Bank’s operations and have the ability to materially affect the Bank’s profitability and operations.

8.2           Unsecured General Creditor.  Executives and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of the Bank, nor shall they be Beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by the Bank.  Such policies or other assets of the Bank shall not be held under any trust for the benefit of Executives, their Beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Bank under this Plan.  Any and all of the Bank’s assets and policies shall be, and remain, the general, unpledged, unrestricted assets of the Bank.  The Bank’s obligation under the Plan shall be that of an unfunded and unsecured promise of the Bank to pay money in the future.

8.3           Trust Fund.  The Bank shall be responsible for the payment of all benefits provided under the Plan.  At its discretion, the Bank may establish one or more trusts, with such trustees as the Board may approve, for the purpose of providing for the payment of such benefits.  Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Bank’s creditors.  To the extent any benefits provided under the Plan are actually paid from any such trust, the Bank shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Bank.

8.4           Payment to Executive, Legal Representative or Beneficiary.  Any payment to any Executive or the legal representative, Beneficiary, or to any guardian or committee appointed for such Executive or Beneficiary in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims hereunder against the Bank, which may require the Executive, legal representative, Beneficiary, guardian or committee, as a condition precedent to such payment, to execute a receipt and release thereof in such form as shall be determined by the Bank.

8.5           Nonassignability.  Neither an Executive nor any other person shall have any right to commute, sell, assign, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable.  No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by an Executive or any other person, nor be transferable by operation of law in the event of an Executive’s or any other person’s bankruptcy or insolvency.

8.6           Terms.  Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

8.7           Captions.  The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

8.8           Governing Law.  The provisions of this Plan shall be construed and interpreted according to the laws of the State of New Jersey.

8.9           Validity.  In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

8.10         Notice.  Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to any member of the Committee, the Plan Administrator, or the Secretary of the Bank.  Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

8.11         Successors.  The provisions of this Plan shall bind and inure to the benefit of Colonial Bank, FSB and its successors and assigns.  The term “successors” as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of Colonial Bank, FSB, and successors of any such corporation or other business entity.

8.12         Payment of Employment and Code Section 409A Taxes.  Any distribution under this Plan shall be reduced by the amount of any taxes required to be withheld from such distribution.  This Plan shall permit the acceleration of the time or schedule of a payment to pay employment related taxes as permitted under Treasury regulation Section 1.409A-3(j) or to pay any taxes that may become due at any time that the arrangement fails to meet the requirements of Code Section 409A and the regulations and other guidance promulgated thereunder.  In the latter case, such payments shall not exceed the amount required to be included in income as the result of the failure to comply with the requirements of Code Section 409A.

8.13        Acceleration of Payments.  Except as specifically permitted herein or in other sections of this Plan, no acceleration of the time or schedule of any payment may be made hereunder.  Notwithstanding the foregoing, payments may be accelerated hereunder by the Bank, in accordance with the provisions of Treasury Regulation Section 1.409A-3(j)(4) and any subsequent guidance issued by the United States Treasury Department.  Accordingly, payments may be accelerated, in accordance with requirements and conditions of the Treasury Regulations (or subsequent guidance) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the Federal government; (iii) in compliance with ethics laws or conflicts of interest laws; (iv) in limited cash-outs (but not in excess of the limit under Code Section 402(g)(1)(B)); (v) to apply certain offsets in satisfaction of a debt of the Executive to the Bank; (vi) in satisfaction of certain bona fide disputes between the Executive and the Bank; or (vii) for any other purpose set forth in the Treasury Regulations and subsequent guidance.

8.14         Required Regulatory Provisions.  The following provisions are included for the purposes of complying with various laws, rules and regulations applicable to the Bank:

(a)           Notwithstanding anything herein contained to the contrary, if the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the affairs of the Bank pursuant to a notice served under section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (the “FDI Act”), 12 U.S.C. §1818(e)(3) or 1818(g)(1), the Bank’s obligations under this Plan shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings.  If the charges in such notice are dismissed, the Bank, in its discretion, may (i) pay to the Executive all or part of the compensation withheld while the Bank’s obligations hereunder were suspended and (ii) reinstate, in whole or in part, any of the obligations which were suspended.

(b)           Notwithstanding anything herein contained to the contrary, if the Executive is removed and/or permanently  prohibited from participating in the conduct of the Bank’s affairs by an order issued under section 8(e)(4) or 8(g)(1) of the FDI Act, 12 U.S.C. §1818(e)(4) or (g)(1), all prospective obligations of the Bank under this Plan shall terminate as of the effective date of the order, but vested rights and obligations of the Bank and the Executive shall not be affected.

(c)           Notwithstanding anything herein contained to the contrary, if the Bank is in default (within the meaning of section 3(x)(1) of the FDI Act, 12 U.S.C. §1813(x)(1), all prospective obligations of the Bank under this Agreement shall terminate as of the date of default, but vested rights and obligations of the Bank and the Executive shall not be affected.

(d)           Notwithstanding anything herein contained to the contrary, all prospective obligations of the Bank hereunder shall be terminated, except to the extent that a continuation of this Plan is necessary for the continued operation of the Bank as determined:  (i) by the Director of the OTS or his designee or the Federal Deposit Insurance Corporation (“FDIC”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in section 13(c) of the FDI Act, 12 U.S.C. §1823(c); or (ii) by the Director of the OTS or his designee at the time such Director or designee approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is determined by such Director to be in an unsafe or unsound condition.  The vested rights and obligations of the parties shall not be affected.

(e)  Any payments made pursuant to this Plan are subject to and conditioned upon their compliance with section 18(k) of the FDI Act, 12 U.S.C. §1828(k) and any regulations promulgated thereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the Bank, acting through its authorized officer, has adopted this Plan as of the day and date first set forth above.

ATTEST:	COLONIAL BANK, FSB

/s/ Joseph Sidebotham	By:	/s/ Edward J. Geletka

Secretary		President and Chief Executive Officer

Exhibit A

COLONIAL BANK, FSB
2011 EXECUTIVE RETIREMENT INCENTIVE PLAN

PARTICIPATION AGREEMENT

Name:________________________________________________________________________________________________________________________

I understand that I have been selected to participate in the Colonial Bank, FSB 2011 Executive Retirement Incentive Plan (“Plan”) and agree to be subject to the terms and conditions of said Plan.  I understand that I generally will not be entitled to a benefit under said Plan unless I reach the Early Retirement Age prior to my Separation from Service, unless my separation is due to my death or disability.  Subject to Separation from Service on or after attainment of the Early Retirement, I understand that I will vest in each annual Incentive Award (if any) at the rate of 20% per year.  Accordingly, if I become entitled to a benefit under this Plan on my Separation from Service, I elect to receive my benefit in the following form.

I hereby elect to receive the payment in (select one):

______                                annual installments;

______                                a lump sum.

In the event of a Change in Control, I understand that my entire Account Balance will become vested and I will receive the benefit in a lump sum on the effective date of the Change in Control.  If a Change in Control occurs after my Separation from Service while I am receiving benefits any remaining benefits to which I am entitled will be paid in a lump sum on the effective date of the change in control.

Date	Participant

Exhibit B

COLONIAL BANK, FSB
2011 EXECUTIVE RETIREMENT INCENTIVE  PLAN

BENEFICIARY DESIGNATION

The Executive, under the terms of the 2011 Executive Incentive Retirement Plan executed by Colonial Bank, FSB, hereby designates the following Beneficiary to receive any guaranteed payments or death benefits under such Plan, following his death:

PRIMARY BENEFICIARY:

Name:__________________________________________________________________               % of Benefit:______________________________________

Address: ______________________________________________________________________________________________________________________

Name:__________________________________________________________________               % of Benefit:______________________________________

Address: ______________________________________________________________________________________________________________________

Check here if you want the offspring of any Primary Beneficiary who dies to receive the share that otherwise would have been paid to that Primary Beneficiary:_____________

SECONDARY BENEFICIARY (if all Primary Beneficiaries pre-decease the Participant):

Name:__________________________________________________________________               % of Benefit:______________________________________

Address: ______________________________________________________________________________________________________________________

Name:__________________________________________________________________               % of Benefit:______________________________________

Address: ______________________________________________________________________________________________________________________

Check here if you want the offspring of any Secondary Beneficiary who dies to receive the share that otherwise would have been paid to that Secondary Beneficiary:_____________

This Beneficiary Designation hereby revokes any prior Beneficiary Designation which may have been in effect and this Beneficiary Designation is revocable.

Date	Participant

SCHEDULE A

The following Executives have been designated by the Board of Directors of Colonial Bank, FSB to participate in the Colonial Bank, FSB 2011 Executive Incentive Retirement Plan:

Name	Participant Date